Exhibit 99.1

CyberOptics Reports Strong First Quarter Sales Growth and Earnings

Minneapolis, MN—April 28, 2016—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the first quarter of 2016 ended March 31.

•	First quarter sales totaled $19.1 million, double the $9.5 million reported in the first quarter of 2015. This strong growth, which included sales of approximately $2.5 million from the year-end 2015 backlog of MX600 memory module inspection systems, was driven by robust demand for new 3D inspection systems and sensors.

•	CyberOptics reported earnings of $2.3 million or $0.33 per diluted share in the first quarter of 2016, compared to the loss of $781,000 or $0.12 per share in the year-earlier period.

Dr. Subodh Kulkarni, president and chief executive officer, commented: “Reflecting our outstanding first quarter results, the resources and effort that we have devoted to strategically reposition CyberOptics as a leading 3D sensing company are clearly moving us in the right direction. The demonstrated competitive advantages of our unique 3D MRS technology platform, as evidenced by significant recent orders, makes us optimistic about reporting strong sales growth and profitability in 2016.”

He continued: “First quarter system sales increased 176% year-over-year, driven by strong demand for our SQ3000 3D MRS-enabled automated optical inspection (AOI) system and the MX600 customer acceptances. During the quarter, we received SQ3000 follow-on orders totaling approximately $4.0 million from a key customer for a next-generation consumer electronics product, reinforcing our belief that CyberOptics is gaining share in the rapidly growing worldwide 3D AOI market. SQ3000 sales also are accounting for a steadily growing percentage of our total AOI and solder paste inspection sales. Our 3D-enabled systems and sensors are gaining significant traction in the marketplace, and we believe this momentum will continue during 2016. Our systems sales also will benefit from a follow-on order of approximately $2.4 million for MX600 systems. This additional order brings our total MX backlog to about $3.4 million, and customer acceptances and revenues are expected over the balance of 2016.”

Kulkarni added: “Sensor sales rose 106% in the first quarter, benefiting from orders for 3D MRS-enabled sensors as well as a rebound in sales of legacy 2D LaserAlign sensors to our traditional OEM customers. Our 3D sensor sales were generated under long-term supply agreements with KLA-Tencor (Nasdaq: KLAC) and Nordson YESTECH (Nasdaq: NDSN), our newest OEM customer that we announced in March. Sales to KLA are expected to continue growing as the company incorporates our 3D sensors into a growing portion of its back-end semiconductor packaging inspection systems. Nordson YESTECH introduced its 3D MRS-equipped AOI system at the IPC APEX Expo trade show in March to a very favorable reception. This causes us to believe our Nordson supply agreement should be a positive contributor to our future sales growth.”

He said: “We are pursuing additional OEM customers for our 3D technology in both the SMT and non-SMT markets. These initiatives are at varying stages and can have extended time frames until first revenue. Recent interest by current and potential customers in our 3D MRS technology strengthens our confidence in our strategic direction.”

Kulkarni continued: “We are receiving positive customer feedback from the beta testing on the CyberGage360 3D Scanning System, and we continue to believe that initial sales should be realized in this year’s second half. A general metrology scanning system based upon CyberOptics’ unique 3D MRS technology, the CyberGage360 appears to face no viable competitive product at this time. Given the advanced inspection capabilities of this system, we believe that CyberGage360 could be a significant contributor to our future growth.”

He added: “We also are very encouraged by the high level of customer interest in our new WaferSense and ReticleSense Auto-Multi Sensors that combine leveling, vibration and humidity measurements into an all-in-one wireless, real-time device. We believe our line of AMS sensors should make a growing contribution to semiconductor sales in coming quarters.”

Kulkarni concluded: “We ended the first quarter with a backlog of $17.7 million, up from $15.0 million at the end of 2015, making us confident CyberOptics should post strong year-over-year sales growth and profitability in this year’s second quarter. As stated previously, although our quarterly results will fluctuate somewhat on a sequential basis during 2016, reflecting the pace of new orders for our 3D products and customer acceptances of our MX600 backlog, we are forecasting strongly improved revenue and operating results for the full year. Also contributing to this positive forecast is our outlook for the CyberGage360 and the growth of our WaferSense/ReticleSense product lines in the semiconductor market.”

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high precision sensing technology solutions. CyberOptics’ sensors are used in general purpose metrology and 3D scanning, surface mount technology (SMT) and semiconductor markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical segments. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; expectations regarding our 2014 acquisition of Laser Design, Inc. (LDI) and its impact on our operations; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:
Jeffrey A. Bertelsen, Chief Financial Officer
763/542-5000

Richard G. Cinquina
Equity Market Partners
904/415-1415

First Quarter Conference Call and Replay

CyberOptics will review its first quarter operating results in a conference call at 4:30 PM Eastern today. Investors can access this call toll-free at 888-539-3678 prior to the start of the call by providing the conference ID: 1634504. Investors also can listen to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the first quarter conference call will be available one hour after the call toll-free at 888-203-1112 with the 1634504 access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015
Revenue	$19,114	$9,545
Cost of revenue	11,170	4,984
Gross margin	7,944	4,561
Research and development expenses	2,030	1,989
Selling, general and administrative expenses	3,506	3,381
Amortization of intangibles	17	17
Income (loss) from operations	2,391	(826)
Interest income and other	(85)	65
Income (loss) before income taxes	2,306	(761)
Provision for income taxes	43	20
Net income (loss)	$2,263	$(781)
Net income (loss) per share - Basic	$0.33	$(0.12)
Net income (loss) per share - Diluted	$0.33	$(0.12)
Weighted average shares outstanding - Basic	6,777	6,676
Weighted average shares outstanding - Diluted	6,835	6,676

Condensed Consolidated Balance Sheets

	March 31, 2016 (Unaudited)	Dec. 31, 2015
Assets
Cash and cash equivalents	$5,003	$4,274
Marketable securities	4,811	5,249
Accounts receivable, net	16,111	8,150
Inventories	12,940	13,265
Other current assets	1,641	1,190
Total current assets	40,506	32,128

Marketable securities	7,585	8,084
Intangibles, net	1,886	1,915
Fixed assets, net	2,401	2,368
Other assets	192	186
Deferred tax assets	53	58
Total assets	$52,623	$44,739

Liabilities and Stockholders’ Equity
Accounts payable	$8,364	$5,778
Accrued expenses	4,938	2,440
Total current liabilities	13,302	8,218

Other liabilities	445	463
Total liabilities	13,747	8,681

Total stockholders’ equity	38,876	36,058
Total liabilities and stockholders’ equity	$52,623	$44,739